                                                                    EXHIBIT 10.6

[***] = Confidential Treatment Requested for Redacted Portions of Document

                             SPONSORSHIP AGREEMENT

This agreement ("Agreement") is entered into as of the 30th day of June, 1998 ("Effective Date"), by and between Excite, Inc., a California corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and VerticalNet, Inc., a Pennsylvania corporation, located at 2 Walnut Grove Drive, Suite 150, Horsham, Pennsylvania 19044 ("Client").

                                    RECITALS

A. Excite maintains a site on the Internet at http://www.excite.com (the "Excite Site") and owns, manages or is authorized to place advertising on affiliated sites on the Internet worldwide (collectively, the "Excite Network") which, among other things, allow its users to search for and access content and other sites on the Internet. For purposes of this Agreement, the parties hereby acknowledge that the Excite Network does not include the site on the Internet located at http://home.netscape.com and/or other URLs or locations designated by Netscape Communications Corporation.

B. Within the Excite Site, Excite currently organizes certain content into topical channels (the "Channels"). Excite also maintains and/or manages certain Web pages which may be delivered to users worldwide via email or Internet "push" technologies (collectively, "Broadcast Pages") which may incorporate content supplied to Excite by third parties for the purpose of providing value to Excite users and providing access to the content, products and/or services of such third parties.

C. Excite also makes available to its users a number of community and communications services, including chat, email, bulletin boards and instant messaging.

D. Client is engaged in the business of creating and operating "vertical trade communities" with a site on the Internet located at http://www.verticalnet.com (the "Client Site"). Client also owns or has the right to distribute certain content of interest to industrial community users through a variety of sites on the Internet linked from the Client Site.

E. Client wishes to promote its business to Excite users through promotions and advertising in various portions of the Excite Network, and establish and maintain related co-branded pages on the Excite Site.

Therefore, the parties agree as follows:

1.   SPONSORSHIP AND ADVERTISING

     a) Excite and Client will cooperate in good faith to identify and then implement, commencing on the Launch Date (as defined below), appropriate sponsorship and promotional opportunities across the Excite Site. Such opportunities may include sponsorship text and/or graphic links, sponsorship boxes and promotional boxes. The parties agree that they may be located within communities, directories and/or industry listings on various Channels and other locations within the Excite Site.

     b) The parties recognize that Excite is currently in the process of developing its community and communications services and that sponsorship, promotional and advertising opportunities will vary over time and from service to service. Excite will display Client's banner advertising in the Excite Chat client in rotation in the areas related to Client's businesses for the term of the Agreement. Excite will display Client's banner advertising in rotation on the pages of the Excite Site on which the Excite bulletin board discussions are displayed that include areas related to Client's businesses.

     c) Excite will display Client's banner advertising on Excite Search results pages in response to mutually determined keywords, subject to availability. An initial list of such keywords is attached as Exhibit
                                                                        -------
          A to this Agreement. Client will provide Excite an updated list of
          -
          keywords during the term of the Agreement. If keyphrase advertising becomes available on the Excite Site, Excite will display Client's banner advertising on Excite Search results pages in response to mutually determined keyphrases, subject to availability.

     d) Excite and Client agree to negotiate in good faith the terms and conditions of Client's participation in sponsorship and advertising opportunities on a vertical markets/business-to-business channel on the Excite Site, if launched. If such a channel is launched, its home page will include mutually agreed upon categories related to Client's businesses and Client's Co-Branded Pages will be no more than one level down from the home page of such vertical markets/business-to-business channel.

2.   CONTENT AND CO-BRANDED PAGES; "TRY THESE FIRST" LINKS

     a) Client will provide to Excite certain categories of content (the "Content"). The Content may be incorporated into certain pages in the Excite Network and reasonable excerpts or portions of the Content may be incorporated into Broadcast Pages, at Excite's discretion. Client and Excite will determine mutually agreeable methods for the transmission and incorporation of updates to the Content. Excite will have sole control over the "look and feel" of the Excite Network. Client and Excite will mutually agree in advance as to the substance and the intended display of the Content. Excite will have sole control over the content, composition, "look and feel" and distribution of the Broadcast Pages. Client will have sole responsibility for providing, at its expense, the Content to Excite.

     b) The promotional placements described in Section 1 will link to co-branded pages in the Excite Site (the "Co-Branded Pages") which will incorporate the content that is to be provided by Client to Excite (the "Co-Branded Content"). Exhibit B attached to this Agreement is a
                                      ---------
          mock-up that is illustrative of the appearance of such Co-Branded Pages. Excite agrees to design and create up to thirty (30) such Co-Branded Pages which will reside completely on the Excite Site for the term of this Agreement, seventeen (17) of which have already been identified by the parties as specified in Exhibit C of this Agreement.
                                                    ----------
          Each Co-Branded Page will display the name and/or brands of Client and Excite. Client will be the dominant and preferred sponsor on each of the Co-Branded Pages. Furthermore, Excite agrees that Client's Co-Branded Content will be displayed above the fold on the Co-Branded Pages. For purposes of this Agreement, "above the fold" means the location within the portion of a page that is designed to be visible on a standard computer screen with a resolution of 640 pixels by 480 pixels without requiring the user to scroll horizontally or vertically through the page. Excite will have sole responsibility for maintaining the Co-Branded Pages during the term of this Agreement, except that Client will have sole responsibility for providing to Excite all Co-Branded Content and any updates thereto. Each Co-Branded Page will include one or more links to the Excite Network.

     c) Excite may sell banner advertising on the Co-Branded Pages. Excite will not sell or barter banner advertising on the Co-Branded Pages to Client's competitors including, but not limited to, the companies identified in Exhibit D or any other company promoting itself as a
                        ---------
          provider of industrial trade communities. Not more than once per quarter, Client may update this list of competitors. Within twenty-four (24) hours of receiving Client's written update, Excite will remove any banners advertising any of Client's listed competitors displayed on the Co-Branded Pages. Excite will retain [***] percent ([***]%) of the revenue generated from banner advertising on the Co-Branded Pages. Excite agrees that it will not display on the Co-Branded Pages any banners advertising or promoting any industrial auction services, other than Client's.

     d) Client may sell off-banner sponsorship and off-banner promotional placements, including but not limited to links, on the Co-Branded Pages Client will not sell or barter sponsorship opportunities on the Co-Branded Pages to Excite's competitors including, but not limited to, AltaVista, HotBot, lnfoseek, Lycos, Search.com, Snap and Yahoo!, or any other Web site promoting itself as a provider of Internet search and navigation services. Not more than once per quarter, Excite may update this list of competitors. Client will retain [***] percent ([***]%)

          [***] = Confidential Treatment Requested for Redacted Portion of the revenue generated from off-banner sponsorship and off-banner promotional placements on the Co-Branded Pages.

     e) A text link to a Co-Branded Page will be displayed in the "Try These First" section on Excite Search results pages in response to each of the keywords set forth in Exhibit A, which may be amended from time to time by Client in accordance with Section 1(c). The text link will be no more than twenty-five (25) characters in length, will consist of a "call to action" as opposed to a generic solicitation and will not include Client's name and/or brands. All text links will be prepared by Client and be subject to Excite's reasonable approval. The text link will link to a Co-Branded Page which displays content and/or transaction opportunities responsive to the call to action in the text link. Text links can be rotated from time to time among different Co-Branded Pages as mutually agreed upon by the parties. Excite will have sole control over the "look and feel" of the text links including, but not limited to, the display, appearance and placement of the text links on the Excite Search results page.

     f) At the present time, reports on the number of displayed links to the Co-Branded Pages are not available. When such reports are made available to advertisers and sponsors, Excite will provide them to Client on a timely basis.

3.   BARTER ADVERTISING

     The parties each agree to display barter advertising for the other party on its site worth two hundred thousand dollars ($200,000) during the term of the Agreement.

4.   LAUNCH DATE AND REPORTING

     a) Client and Excite will use reasonable efforts to implement the display of the promotional placements and advertising described in the Agreement by July 31, 1998 (the "Scheduled Launch Date"). The parties recognize that the Scheduled Launch Date can be met only if Client provides final versions of Co-Branded Content, and all graphics, text, keywords, banner advertising, promotional placements, other promotional media and valid URL links necessary to implement the promotional placements and advertising described in the Agreement (collectively, "Impression Material") to Excite fourteen (14) days prior to Scheduled Launch Date.

     b) In the event that Client fails to provide the Impression Material to Excite fourteen (14) days in advance of the Scheduled Launch Date, Excite may, at its sole discretion (i) reschedule the Scheduled Launch Date at the earliest practicable date according to the availability of Excite's engineering resources after delivery of the complete Impression Material or (ii) commence delivery of Impressions based on

          Impression Material in Excite's possession at the time and/or reasonable placeholders created by Excite.

     c) The parties hereby agree that the date upon which Excite actually first displays the promotional placements and advertising described in this Agreement shall be the "Launch Date" for purposes of this Agreement.
     d) Excite will provide Client with monthly reports substantiating the number of impressions of Client's advertising banners and promotional placements displayed on the Excite Network.

5.   SPONSORSHIP AND ADVERTISING FEES

     a) Client will pay Excite sponsorship and advertising fees of nine hundred thousand dollars ($900,000) for the first twelve-month period following the Launch Date. These fees will be paid in equal monthly installments of seventy-five thousand dollars ($75,000). The first monthly payment will be due upon the Launch Date. Subsequent installments will be due on a monthly basis thereafter.

     b) Unless terminated as specifically permitted under the terms of Section 7 of this Agreement, Client will pay Excite sponsorship and advertising fees of two million dollars ($2,000,000) for the twelve-month period following the first anniversary of the Launch Date. These fees will be paid in equal monthly installments of one hundred sixty-six thousand six hundred sixty-six dollars and sixty-six cents ($166,666.66). The first monthly payment will be due upon the first anniversary of the Launch Date. Subsequent installments will be due on a monthly basis thereafter.

     c) Unless terminated as specifically permitted under the terms of Section 7 of this Agreement, Client will pay Excite sponsorship and advertising fees of three million dollars ($3,000,000) for the twelve-month period following the second anniversary of the Launch Date. These fees will be paid in equal monthly installments of two hundred fifty thousand dollars ($250,000). The first monthly payment will be due upon the second anniversary of the Launch Date. Subsequent installments will be due on a monthly basis thereafter.

     d) The sponsorship and advertising fees are net of any agency commissions to be paid by Client.

     e) Excite shall be obligated to deliver the impressions referred to in this Agreement at the times indicated herein. If Excite fails to deliver all of the impressions required during the specified time period, Client may suspend (but not eliminate) its payments of the sponsorship and advertising fees specified in this Section and Excite shall have sixty (60) days to deliver the shortfall of such Impressions (the

          "Make-Good Impressions"). The Make-Good Impressions shall be in addition to the Impressions due for the subsequent period and the impressions delivered in the subsequent period shall first be counted as Make-Good Impressions. Client shall immediately resume its payments of the sponsorship and advertising fees upon full delivery of the Make-Good Impressions.

     f) As soon as third party auditing is available to Excite, Excite will provide Client with monthly reports, including certified reports by a third party auditing firm substantiating the number of impressions of Client's sponsorship placements and advertising banners displayed on the Excite Network. When available, all costs and expenses of such third party auditing activities will be paid by Excite.

6.   PUBLICITY

     Unless required by law, neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other. Notwithstanding the foregoing, either party may issue an initial press release regarding the relationship between Excite and Client, the timing and wording of which will be mutually agreed upon. Excite hereby agrees that Client may immediately issue an internal informational release regarding this Agreement to its sales force after execution of this Agreement.

7.   TERM AND TERMINATION

     a) The first year of the term of this Agreement will begin on the Launch Date and it will end on the first anniversary of the Launch Date. During that twelve (12) month period, Excite will display a minimum of [***] impressions of the advertising banners and promotional placements (not including the "Try These First" links) described in
          Section 1 of this Agreement.

     b)   Unless terminated as specifically permitted under the terms of this
          Section 7, the second year of the term of this Agreement will begin on the first anniversary of the Launch Date and it will end on the second anniversary of the Launch Date. During that twelve (12) month period, Excite will display a minimum of [***] impressions of the advertising banners and promotional placements (not including the "Try These First" links) described in Section 1 of this Agreement.

     c)   Unless terminated as specifically permitted under the terms of this
          Section 7, the third year of the term of this Agreement will begin on the second anniversary of the Launch Date and it will end on the third anniversary of the Launch Date. During that twelve (12) month period, Excite will display a minimum of [***] impressions of the advertising banners and promotional placements

          [***] = Confidential Treatment Requested for Redacted Portion

          (not including the "Try These First" links) described in Section 1 of this Agreement.

     d) No less than fifteen (15) days before the end of each year of the term of the Agreement (as defined in this Section 7), either party may terminate this Agreement as of the last day of that year upon written notice to the other party.

     e) Within sixty (60) days prior to the end of the third year of the term of the Agreement (as defined in this Section 7), Client and Excite will commence good faith negotiations to extend Client's sponsorship of the Excite Site on mutually agreed terms and conditions.

     f) Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach. Either party may terminate this Agreement upon a Bankruptcy Event involving the other party. For purposes of this Agreement, a "Bankruptcy Event" means that the party in question becomes insolvent, or voluntary or involuntary proceedings by or against such party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such party makes an assignment for the benefit of its creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter.

     g) All undisputed payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty
          (30) days thereof.

     h) The following provisions will survive any termination or expiration of this Agreement: Sections 8(a) and 8(b), Sections 9(a) and 9(b), the first sentence of Section 9(c), Section 10 (Confidentiality), Section 11 (Warranty and Indemnity), Section 12 (Limitation of Liability) and
          Section 13 (Dispute Resolution) will survive any termination or expiration of this Agreement.

8.   TRADEMARK OWNERSHIP AND LICENSE

     a) Client will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

     b) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Client hereunder.

     c) Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each party's reasonable policies regarding advertising and trademark usage as established from time to time.

     d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except:

          i)   As the parties may agree in writing; or

          ii)  To the extent permitted by applicable law.

9.   OWNERSHIP AND LICENSE

     a) Client will retain all right, title and interest in and to the Client Site worldwide including, but not limited to, ownership of all copyrights and other intellectual property rights therein.

     b) Excite will retain all right, title, and interest in and to the Excite Network and the Broadcast Pages worldwide including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein.

     c) Client will retain all right, title and interest in and to the Content and the Co-Branded Content worldwide including, but not limited to, ownership of all copyrights and other intellectual property rights therein. Subject to the terms and conditions of this Agreement, Client hereby grants Excite a royalty-free, non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display the Content and the Co-Branded Content in accordance with this Agreement and to sub-license the Content and Co-Branded Content to Excite's wholly-owned subsidiaries or to joint ventures in which Excite participates for the sole purpose of using, reproducing, distributing, transmitting and publicly displaying the Content and Co-Branded Content in accordance with this Agreement.


10.  CONFIDENTIALITY

     a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary" or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

     b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the receiving party knew prior to receiving such information from the disclosing party or (iv) the receiving party develops independent of any information originating from the disclosing party.

     c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

     d) The terms and conditions of this Agreement will be deemed to be Confidential Information and will not be disclosed without the written consent of the other party.

     e) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

11.  WARRANTY AND INDEMNITY

     a) Client warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, any and all content provided to Excite or made available to third parties in connection with this Agreement.

     b) Client warrants that the Content and Co-Branded Content will comply with the description and technical specifications contained in Exhibit
                                                                         -------
          A.
          -

     c) Client will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from:

          i) Its breach of any warranty, representation or covenant in this Agreement; or

          ii) Any claim that Client's Impression Materials infringe or violate any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contain any defamatory content; or

         iii)  Any claim arising from content displayed on the Client Site; or

          iv) Any claim arising from Content or Co-Branded Content displayed on the Excite Network.

          Excite will promptly notify Client of any and all such claims and will reasonably cooperate with Client with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

     d) Excite warrants that it has complete authority to undertake the obligations described in this Agreement without the further consent of any other person or entity. Excite further warrants that it is not a party to any existing agreement that would prevent Excite from entering into and performing this Agreement. Excite will not enter into any other agreement that is in conflict with Excite's obligations under this Agreement. Subject to the foregoing, both parties acknowledge that Excite may from time to time enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Client.

     e) Excite will indemnify, defend and hold harmless Client, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from:

          i) Its breach of any warranty, representation or covenant in this Agreement; or

          ii) Any claim that content created by Excite infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contain any defamatory content; or

          iii Any claim arising from the Excite Network, including the Excite Site, the Channels and the Broadcast Pages, other than Impression Materials, content or services provided by Client.

          Client will promptly notify Excite of any and all such claims and will reasonably cooperate with Excite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Client in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Client's written consent (not to be unreasonably withheld or delayed) and Client may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

     f) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

12.  LIMITATION OF LIABILITY

     EXCEPT UNDER SECTIONS 11(c) AND 11(e), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT UNDER SECTIONS 11(c) AND 11(e), THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS TO BE PAID BY CLIENT TO EXCITE HEREUNDER.

13.  DISPUTE RESOLUTION

     a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names, and confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

     b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, and confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator.

     c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, and confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes.

14.  GENERAL

     a)   Assignment.  Neither party may assign this Agreement, in whole or in
          ----------
          part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with (i) a merger, reorganization or sale of all, or substantially all, of such party's assets or (ii) either party's assignment and/or delegation of its rights and responsibilities hereunder to a wholly-owned subsidiary or joint venture in which the assigning party holds an interest. Any attempt to assign this Agreement other than as permitted above will be null and void.

     b)   Governing Law.  This Agreement will be governed by and construed in
          -------------
          accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Excite or Client.

     c)   Notice.  Any notice under this Agreement will be in writing and
          ------
          delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth in this Agreement or such other address as that party may specify in writing pursuant to this Section.

     d)   Independent Contractor; No Agency.  The parties are independent
          ---------------------------------
          contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. The employees of a party to this Agreement shall not represent themselves to be employees of the other party. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

     e)   Force Majeure.  Any delay in or failure of performance by either party
          -------------
          under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

     f)   Severability.  In the event that any of the provisions of this
          ------------
          Agreement are held to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

     g)   Entire Agreement.  This Agreement is the complete and exclusive
          ----------------
          agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

     h)   Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
          which will serve to evidence the parties' binding agreement.

VERTICALNET, INC.                          EXCITE, INC.

By:    /s/ Mark L. Walsh                By:    /s/  Tod C. Harmon
       ---------------------------             -------------------------------
Name:  Mark L. Walsh                    Name:  Tod C. Harmon
       ---------------------------             ------------------------------
Title: President and CEO                Title: Director Fin. Planning
       ---------------------------             ------------------------------
Date:  7/20/98                          Date:  7/15/98
       ---------------------------             ------------------------------

2 Walnut Grove Drive, Suite 150              555 Broadway
Horsham, PA 19044                            Redwood City, CA 94063
215-328-6100 (voice)                         650-568-6000 (voice)
                                             650-568-6030 (fax)

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